Exhibit 99.1

BioSpecifics Technologies Corp. Announces Positive Top-Line Phase III Data from XIAFLEX®Clinical Trials for Treatment of Peyronie’s Disease

– XIAFLEX Demonstrated Statistically Significant Improvements in Two Co-Primary Endpoints –

– Supplemental Biologics License Application (sBLA) Filing Expected by End of 2012 –

LYNBROOK, NY – June 4, 2012 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products marketed as XIAFLEX in the U.S. and XIAPEX® in Europe and Eurasia, today announced positive top-line results from the IMPRESS (The Investigation for Maximal Peyronie's Reduction Efficacy and Safety Studies) Phase III clinical program of XIAFLEX for the treatment of Peyronie's disease, which was conducted by BioSpecifics’ partner Auxilium Pharmaceuticals, Inc. (Auxilium). Results from the two randomized, double-blind, placebo-controlled studies at 52 weeks demonstrated statistically significant improvements in both co-primary endpoints of the trials, including percent improvement from baseline in penile curvature deformity compared to placebo and change from baseline (improvement) in the Peyronie's disease bother domain of Auxilium’s Peyronie's Disease Questionnaire (PDQ) compared to placebo. Auxilium expects to submit a supplemental Biologics License Application (sBLA) filing to the U.S. Food and Drug Administration (FDA) by the end of 2012.

“We are very pleased with these positive top-line Phase III results and are enthusiastic about the potential availability of XIAFLEX as the first FDA-approved prescription product labeled for treatment of Peyronie’s disease that could be administered in a physician’s office. Peyronie’s disease can be psychologically devastating for patients and the only proven therapy available today is penile surgery,” stated Thomas L. Wegman, President of BioSpecifics. “We look forward to Auxilium’s sBLA filing with the FDA by the end of this year, as well as to announcing the initiation of our Phase II human lipoma trial by the end of this month.”

Data from Auxilium’s IMPRESS I trial met statistical significance with a 37.6% mean reduction in penile curvature deformity for XIAFLEX subjects (p=0.0005) and a 3.3 point (44%) improvement in the PDQ bother domain for XIAFLEX subjects (p=0.0451) . Data from the IMPRESS II trial met statistical significance with a 30.5% mean improvement in penile curvature deformity for XIAFLEX subjects (p=0.0059) and a 2.4 point (32.4%) improvement in the PDQ bother domain for XIAFLEX subjects (p=0.0496) . The PDQ also had two additional domains as secondary endpoints, which included severity of psychological and physical symptoms of Peyronie’s disease and penile pain.

Safety measurements included adverse event monitoring and clinical labs. Immunogenicity testing was also performed. XIAFLEX was generally well-tolerated. The most common treatment related adverse events reported in the Phase III studies were local to the treatment site and consistent with adverse events reported in previous Peyronie’s disease trials with XIAFLEX, which included injection site hematoma, pain and swelling. These adverse events were comparable to the previous trials and most resolved within 14 days. There were three serious adverse events of corporal rupture (penile fracture) and three serious adverse events of hematomas related to XIAFLEX reported in IMPRESS I and II. There were no systemic hypersensitivity events reported in the Phase III trials or any of the previous XIAFLEX Peyronie’s disease clinical studies to date.

For more details on the data for the IMPRESS I and IMPRESS II clinical trials, please refer to the press release issued today by Auxilium.

Auxilium's late stage global IMPRESS development plan for XIAFLEX consists of four clinical studies. IMPRESS I and II enrolled over 800 patients combined at 64 sites in the U.S. and Australia in less than five months, with a 2:1 ratio of XIAFLEX to placebo. There is also one open label study, which enrolled at least 250 patients, at approximately 30 sites in the U.S., E.U. and New Zealand, and one pharmacokinetic study, which enrolled approximately 20 patients who were then enrolled into the open label study. XIAFLEX was administered two times a week every six weeks for up to four treatment cycles (2 x 4). Each treatment cycle was followed by a penile modeling procedure. Patients were followed for 52 weeks post-first injection in the double-blind studies and will be followed for 36 weeks in the open label and pharmacokinetic trials.

About Peyronie’s Disease

Peyronie's disease is characterized by the presence of inelastic collagen on the shaft of the penis, which can cause the penis to curve during erection, and may make sexual intercourse difficult or impossible in advanced cases. Significant psychological distress is common among sexually active patients with Peyronie's disease. Currently, there are no FDA approved pharmaceutical therapies for this condition.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications. Today, injectable collagenase, registered as XIAFLEX®, is marketed in the U.S. for the treatment of Dupuytren's contracture in adults with a palpable cord by the Company’s partner Auxilium Pharmaceuticals, Inc. (Auxilium) and is marketed in Europe under the trademark XIAPEX® by Pfizer Ltd. (Pfizer). XIAFLEX will be tested in the clinic for six promising indications during 2012: Auxilium is developing XIAFLEX for the treatment of Peyronie's disease, which recently completed Phase III clinical trials, as well as for frozen shoulder (adhesive capsulitis) and cellulite, which are in Phase II and Phase I, respectively. Auxilium is also conducting a Phase IIIb trial of XIAFLEX for Dupuytren's contracture patients with multiple palpable cords. BioSpecifics is developing XIAFLEX for human and canine lipomas. Pfizer has development and commercialization rights for XIAPEX for Dupuytren's contracture and Peyronie's disease in the 27 European Union member countries and 19 other European and Eurasian countries. Asahi Kasei Pharma Corporation has development and commercialization rights for XIAFLEX for the same two indications in Japan, and Actelion Pharmaceuticals has development and commercialization rights for XIAFLEX for these two indications in Canada, Australia, Brazil and Mexico. More information about the Company may be found on its website at www.biospecifics.com.

Forward Looking Statements

This release includes “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward-looking statements.” The forward-looking statements include statements concerning, among other things, the timing for Auxilium’s filing of a supplemental Biologics License Application for Peyronie’s disease; the initiation by BioSpecifics of a clinical trial of XIAFLEX for human lipomas; and the promise of XIAFLEX as a treatment for particular indications. In some cases, these statements can be identified by forward-looking words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “likely,” “may,” “will,” “could,” “continue,” “project,” “predict,” “goal,” the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on BioSpecifics’ current expectations and its projections about future events. There are a number of important factors that could cause BioSpecifics’ actual results to differ materially from those indicated by such forward-looking statements, including the ability of BioSpecifics’ partner, Auxilium, and its partners, Pfizer Inc., Asahi Kasei Pharma Corporation and Actelion Pharmaceuticals Ltd., to achieve their objectives for XIAFLEX in their applicable territories; the success of the Phase III trials for XIAFLEX for the treatment of Peyronie’s disease; the market for XIAFLEX in, and initiation and outcome of clinical trials for, additional indications including frozen shoulder, cellulite, human lipoma and canine lipoma, all of which will determine the amount of milestone, royalty and sublicense income BioSpecifics may receive; the potential of XIAFLEX to be used in additional indications; the timing of results of any clinical trials; the timing of regulatory filings and action; the receipt of any applicable milestone payments from Auxilium; whether royalty payments BioSpecifics is entitled to receive will exceed set-offs; and other risk factors identified in BioSpecifics’ Annual Report on Form 10-K for the year ended December 31, 2011 and its Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this release are made as of the date hereof, and BioSpecifics assumes no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com